UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C 20549

SCHEDULE 14A
(Rule 14a-101)

Proxy Statement Pursuant To Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No. __)

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	Definitive Additional Materials

	Soliciting Material Pursuant to §240.14a-12

WESTINGHOUSE SOLAR, INC.
(Name of Registrant as Specified in Its Charter)

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Westinghouse Solar, Inc.  phone: 888-395-2248 fax: 408-395-7979 www.westinghousesolar.com
Corporate Headquarters: 1475 S. Bascom Ave., Suite 101, Campbell, CA  95008

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
September 19, 2013
9:30 a.m. (Pacific Daylight Time)

To the Stockholders of Westinghouse Solar, Inc:

Notice is hereby given that the Annual Meeting of Stockholders of Westinghouse Solar, Inc. (the “Company” or “Westinghouse Solar”), a Delaware corporation, will be held at our principal corporate offices located at 1475 S. Bascom Ave., Suite 101, Campbell, CA 95008 on September 19, 2013, at 9:30 a.m. (Pacific Daylight Time) for the following purposes:

1.	To elect four (4) directors to the Board of Directors to a one year term;
2.	To consider an amendment to our Certificate of Incorporation to change the name of the Company from “Westinghouse Solar, Inc.” to “Andalay Solar, Inc.”
3.	To approve an amendment to our Certificate of Incorporation to increase the number of authorized shares of Common Stock from 100 million to 500 million.
4.
To approve the Fifth Modification to the 2006 Incentive Stock Plan (the “Stock Plan”), which will increase the total number of shares of stock that Westinghouse Solar, Inc. will have the authority to issue from 3 million to 50  million resulting in a net increase in reserved shares for the Company’s employee stock plans of 47 million; we refer to this proposal as the “Fifth Modification to the 2006 Incentive Stock Plan.”

5.	To ratify the appointment of Burr Pilger Mayer, Inc. as the Company's independent certified public accountants for the year ending December 31, 2013;
6.	To approve, on an advisory basis, the compensation of the named executive officer described under the heading “Summary Compensation Table;”
7.	To recommend, on an advisory basis, a three year frequency of holding an advisory vote on executive compensation;
8.
To approve any adjournments of the meeting to another time or place, if necessary in the judgment of the proxy holders, for the purpose of soliciting additional proxies in favor of any of the foregoing proposals; and

9.	To consider and act upon such other business as may properly come before the Annual Meeting or any adjournment(s) or postponement(s) thereof.
Our board of directors recommends a vote FOR the nominees for director under Item 1 and FOR Items 2, 3, 4, 5, 6, 7, 8 and 9. Stockholders of record at the close of business on August 1, 2013 are entitled to notice of, and to vote at, this meeting and any adjournment or postponement. For ten days prior to the meeting, a complete list of stockholders entitled to vote at the meeting will be available for examination by any stockholder, for any purpose relating to the meeting, during ordinary business hours at our principal corporate offices described above.

Whether or not you plan to attend the Annual Meeting, please mark, sign, date and promptly return the accompanying Proxy. You may revoke your Proxy at any time before it is voted.

Stockholders are cordially invited to attend the meeting in person. Please indicate on the enclosed Proxy whether you plan to attend the meeting. Stockholders may vote in person if they attend the meeting even though they have executed and returned a Proxy.

By Order of the Board of Directors,

Margaret Randazzo
Chief Executive Officer, President, Chief Financial Officer and Secretary

Dated:  August 13, 2013

IMPORTANT:  Please vote your shares via telephone or the Internet, as described in the accompanying materials, to assure that your shares are represented at the meeting, or, if you received a paper copy of the proxy card by mail, you may mark, sign and date the proxy card and return it in the enclosed postage-paid envelope. If you attend the meeting, you may choose to vote in person even if you have previously voted your shares.

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON September 19, 2013:    Our Proxy Statement is attached. Financial and other information concerning the Company is contained in our Annual Report on Form 10-K for the year ended December 31, 2012. A complete set of proxy materials relating to our annual meeting is available on the Internet. These materials, consisting of the Notice of Annual Meeting, Proxy Statement, Proxy Card and Annual Report to Stockholders, may be viewed at http://ir.westinghousesolar.com/Shareholder_meeting.cfm.

The Company is providing the following directions to the location of the meeting:

Directions from Northern California (San Francisco International Airport)
US-101 S toward SAN JOSE - go 23.4 miles
Take exit 398B to merge onto CA-85 S toward Santa Cruz/Cupertino – 5.3 miles
Take exit 19A to merge onto I-280 S toward San Jose - go 6.8 miles
Take exit 5B to merge onto CA-17 S toward Santa Cruz – 1.7 miles
Take exit 25 for Hamilton Ave - go 0.2 miles
Turn left at E Hamilton Ave – go 0.4 miles
Turn left at S Bascom Ave – go 0.2 miles
Make a U-turn – go 436 feet – Destination on the right Creekside Business Mall
1475 S Bascom Ave, Ste. 101, Campbell, CA 95008 – Enter from outside of building from the parking lot.

Directions from Southern California
US-101 N toward San Jose
Take exit 5B to merge onto CA-17 S toward Santa Cruz – 1.7 miles
Take exit 25 for Hamilton Ave - go 0.2 miles
Turn left at E Hamilton Ave – go 0.4 miles
Turn left at S Bascom Ave – go 0.2 miles
Make a U-turn – go 436 feet – Destination on the right Creekside Business Mall
1475 S Bascom Ave, Ste. 101, Campbell, CA 95008 – Enter from outside of building from the parking lot.

WESTINGHOUSE SOLAR, INC.
1475 S. Bascom Ave., Suite 101
Campbell, CA 95008
Telephone: (888) 395-2248
Fax: (408) 395-7979
_____________________________

PROXY STATEMENT FOR ANNUAL MEETING OF STOCKHOLDERS ON SEPTEMBER 19, 2013
_____________________________

This Proxy Statement and the accompanying Notice of Annual Meeting of Stockholders and proxy card are furnished to stockholders of Westinghouse Solar, Inc., a Delaware corporation (“Westinghouse Solar” or the “Company”), in connection with the solicitation by order of the Board of Directors of the Company of proxies for use at the annual meeting of stockholders (the “Annual Meeting”) to be held on Wednesday, September 19, 2013 at the Company’s corporate offices located at 1475 S. Bascom Ave., Suite 101, Campbell, CA 95008 at 9:30 a.m. local time, and at any adjournment thereof, for the purposes set forth in the accompanying Notice of Annual Meeting of Stockholders. These proxy materials and the accompanying Annual Report on Form 10-K for the year ended December 31, 2012, are being provided on or about August 13, 2013 to stockholders of the Company entitled to vote at the Annual Meeting.

Westinghouse Solar has been in business since February 23, 2001. The Company’s corporate headquarters is located at 1475 S. Bascom Ave., Suite 101, Campbell, CA 95008.  The Company’s telephone number is (888) 395-2248.

As indicated in the Notice of Annual Meeting of Stockholders, the Company’s Annual Meeting has been called to: (i) elect four (4) directors to the Board of Directors for the ensuing year; (ii) approve and amendment to the Company’s Certificate of Incorporation to change the name of the Company from “Westinghouse Solar, Inc.” to “Andalay Solar, Inc.; (iii) approve an amendment to the Company’s Certificate of Incorporation to increase the number of authorized shares of Common Stock from 100 million to 500 million; (iv) approve the Fifth Modification to the 2006 Incentive Stock Plan; (v) ratify the appointment of Burr Pilger Mayer, Inc. as the Company’s independent auditors for the year ending December 31, 2013; (vi) to approve, on an advisory basis, the compensation of the Company’s named executive officers; (vii) to recommend, on an advisory basis, a three-year frequency with which the Company should conduct future stockholder advisory votes on named executive officer compensation; and (viii) consider and act upon such other business as may properly come before the Annual Meeting or any adjournment thereof; (ix) approve any adjournments of the meeting to another time or place, if necessary in the judgment of the proxy holders, for the purpose of soliciting additional proxies in favor of any of the foregoing proposals.

SOLICITATION AND VOTING

Voting Rights and Outstanding Shares

Only stockholders of record at the close of business on August 1, 2013 (the “Record Date”) are entitled to notice of and to vote at the Annual Meeting. The voting securities of the Company issued and outstanding on the Record Date consisted of 81,424,069 shares (the “Shares”) of common stock, par value $0.001 per share (the "Common Stock"), and entitle the holders thereof to one vote per Share. There was no other class of voting securities of the Company outstanding on such date. The presence at the Annual Meeting in person or by proxy of holders of a majority of the Shares entitled to vote is required for a quorum.

The election of directors will be determined based upon the affirmative vote of a plurality of the Shares present at the Annual Meeting. The affirmative vote of the holders of a majority of the issued and outstanding shares of the Company’s Common Stock is required to approve the proposal to amend the Company’s Certificate of Incorporation to change the name of the Company from “Westinghouse Solar, Inc.” to “Andalay Solar, Inc.” and to amend the Company’s Certificate of Incorporation to increase the number of authorized shares of Common Stock from 100 million to 500 million. Approval for each of the other proposals being submitted to the stockholders requires the affirmative vote of a majority of the votes cast at the Annual Meeting by the holders of Shares entitled to vote on such proposals. Shares which are voted to abstain on any proposal are counted as votes cast, and therefore have the same effect as a vote against the proposal.

Votes for and against, abstentions and broker “non-votes” are included for purposes of determining whether a quorum of Shares is present at the Annual Meeting. A broker “non-vote” occurs when a broker or nominee holding Shares for a beneficial owner does not vote on a particular proposal because the broker or nominee does not have discretionary voting power with respect to that item and has not received instructions from the beneficial owner. Broker “non-votes” are not included in the tabulation of the voting results on the election of directors or on proposals requiring approval of a majority of the votes cast and, therefore, do not have the effect of votes in opposition in such tabulations; however, they will have the effect as a vote against the proposal to amend the Company’s Certificate of Incorporation to change the Company’s name and to increase the number of authorized shares of its Common Stock from 100 million to 500 million because the Company is seeking the approval of a majority of the holders of the Common Stock.

Votes cast by proxy or in person at the Annual Meeting will be tabulated by persons appointed by our Board of Directors to act as Inspectors of Election for the Annual Meeting, as provided by the Company’s By-laws. The Inspectors of Election will count the total number of votes cast for approval of each proposal for purposes of determining whether sufficient affirmative votes have been cast.

Solicitation of Proxies

All expenses in connection with the solicitation of proxies will be borne by the Company. The Company expects that the solicitation will be made primarily by mail and e-mail, but regular employees or representatives of the Company may also solicit proxies by telephone, facsimile, e-mail or in person, without additional compensation. The Company will, upon request, reimburse brokerage houses and persons holding Shares in the names of their nominees for their reasonable expenses in sending proxy material to their principals. In addition, we have retained Morrow & Co. LLC, 470 West Ave., Stamford, CT 06902, for assistance in connection with the annual meeting at a cost of approximately $5,000 plus $5.50 per stockholder.

Voting Instructions

All Shares represented by properly executed proxies received before or at the Annual Meeting will, unless the proxies are revoked, be voted in accordance with the instructions indicated on those proxies. If no instructions are indicated on the proxy, the Shares will be voted as the Board recommends on each proposal. All proxies delivered pursuant to this solicitation may be revoked by the person executing the same at any time prior to the time they are voted. A proxy may be revoked by notice in writing received at the office of the Company, Attention: President, by execution of a subsequent proxy or by attendance and voting in person at the Annual Meeting. Attendance at the Annual Meeting will not automatically revoke the proxy.

Stockholders whose shares are registered in their own names may vote: (1) by returning a proxy card, (2) via the Internet or (3) by telephone. Specific instructions to be followed by any registered stockholder interested in voting via the Internet or by telephone are set forth in these materials. The Internet and telephone voting procedures are designed to authenticate the stockholder’s identity and to allow the stockholders to vote his or her shares and confirm that his or her voting instructions have been properly recorded. If you do not wish to vote via the Internet or telephone, please complete, sign and return the proxy card in a self-addressed, postage paid envelope provided.

PROPOSAL NO. 1
ELECTION OF DIRECTORS

Directors are to be elected at the annual meeting to hold office until the next annual meeting and until their respective successors are elected and qualified. The By-Laws of the Company (the “By-Laws”) provide that the Company shall have not less than one nor more than fifteen directors, with the exact number to be fixed by the Board of Directors from time to time. The Board presently consists of five members. The four nominees for election at the Annual Meeting are currently directors of the Company, and upon election will serve, subject to the provisions of the By-Laws, until the next annual meeting of stockholders and until such director’s successor is elected and qualified or until such director’s prior death, resignation or removal. Management has no reason to believe that any of the nominees will be unable or unwilling to serve as a director, if elected. Should any nominee not be a candidate at the time of the Annual Meeting (a situation which is not now anticipated), proxies may be voted in favor of the remaining nominees and may also be voted for a substitute nominee selected by the Board of Directors.

The names of the nominees for director are Ed Bernstein, Mark Kalow, Ron Kenedi, and Ed Roffman. See “Directors and Executive Officers” for information regarding each of the nominees for director.

Recommendation of the Board of Directors

THE BOARD OF DIRECTORS OF THE COMPANY RECOMMENDS A VOTE “FOR” THE ABOVE-NAMED NOMINEES FOR ELECTION AS DIRECTORS OF THE COMPANY.   The proxy provided herewith will be voted FOR the above-named nominees for election as directors of the Company unless the stockholder specifically withholds votes for any or all of the nominees. Pursuant to the By-Laws, directors are elected by a plurality of the votes cast at the Annual Meeting, if a quorum is present. If a quorum is present, each of the four nominees receiving the highest number of votes cast “for” any nominee will be elected. Proxies cannot be voted for more than four nominees. Abstentions, “broker non-votes” and withheld votes will have no effect on the outcome of the vote. The Company’s Certificate of Incorporation does not provide for cumulative voting in the election of directors.

DIRECTORS AND EXECUTIVE OFFICERS

DIRECTORS AND EXECUTIVE OFFICERS

Our current directors and executive officers are as follows:

Name	Age	Position
Margaret Randazzo	45	President, Chief Executive Officer, Chief Financial Officer, Treasurer and Secretary

Edward L. Bernstein	61	Director

Gary Effren	57	Director

Mark L. Kalow	58	Director

Ron Kenedi	65	Director

Edward Roffman	63	Director

Each director holds office until the next annual meeting of stockholders or until their successor has been duly elected and qualified. Executive officers are elected annually and serve at the discretion of our board of directors.

Margaret Randazzo, President, Chief Executive Officer, Chief Financial Officer, Treasurer and Secretary. Ms. Randazzo became the Company’s Chief Executive Officer on May 7, 2012. Ms. Randazzo is also the Company’s Chief Financial Officer beginning in December 2009, after serving as the Company’s Controller since the end of 2008. Ms. Randazzo began her career as a manager in the Audit and Business Advisory Division of Arthur Andersen LLP in Dallas. In 1996, she joined the Fort Worth Star-Telegram as a financial planning manager and in 1998, was named vice president and chief financial officer of the Star-Telegram. In 2001, Randazzo joined the Star-Telegram's corporate parent, Knight Ridder, and held positions of increasing responsibility at the company, including vice president and controller and special assistant to the president. In 2006, upon the McClatchy Company's acquisition of Knight Ridder, Ms. Randazzo was named president and publisher of The Modesto Bee and had oversight of the Merced Sun-Star. Ms. Randazzo earned a bachelor's of business administration degree in accounting from the University of Oklahoma and is a certified public accountant in the state of Texas.

Ed Bernstein, Director.   Mr. Bernstein has been a director since September 2010.   Mr. Bernstein has been a director since August 2010. The Board’s Nominating and Corporate Governance Committee decided that Mr. Bernstein should serve on the Company’s Board based on his personal and professional qualities, including his proven integrity, absence of conflicts of interest, sound judgment, achievements in business, business understanding, and available time to dedicate to the role. Mr. Bernstein brings to the Board significant executive leadership, operational experience and strong corporate governance expertise through his prior business experience and his prior service on the board of other public companies. Due to his business background, he has a broad understanding of the operational, financial and strategic issues facing public companies. From April 2008 until March 6, 2013, Mr. Bernstein had been the CEO and of Propell Corporation and he also served as a director of Propell from April 2008 until July 1, 2013, an e-commerce provider he cofounded that enables schools and nonprofits to sell merchandise online for fundraising and other programs.  Mr. Bernstein is also co-founder of Creekside LLC, a private technology consulting company. From April 2002 to October 2006 Mr. Bernstein served as Chief Executive Officer and co-founder of PhotoTLC, Inc.  Mr. Bernstein also co-founded Palladium Interactive, Inc., and was an officer of Broderbund Software, Inc., and The Software Toolworks, Inc. (later renamed Mindscape, Inc.).

Gary Effren, Director.   Mr. Effren has been a director since December 30, 2010. Mr. Effren’s corporate accounting and financial reporting knowledge make him a valuable member of our Board, Mr. Effren is also on the Board of Directors and is the Audit Committee Chairman of Glam Media, the number one company in Lifestyle globally and a top 10 media property. Previously, he was the Company’s President from December of 2009 until December of 2010. Prior to being President, Mr. Effren served as the Company’s Chief Financial Officer from September of 2007 until December 2009. From 1980 to 2006, Mr. Effren held various executive financial positions at Knight Ridder, Inc., a Fortune 500 media company. Mr. Effren served as the Vice President/Finance of Knight Ridder from January 2005 until his departure in 2006. Prior to that, Mr. Effren served as Senior Vice President/Finance and Chief Financial Officer of Knight Ridder from 2001 to 2004, and as Vice President/Controller of Knight Ridder from 1995 to 2001. During his tenure at Knight Ridder, Mr. Effren’s overall responsibilities included corporate accounting and financial reporting, strategic business development, tax, treasury, risk management and investor relations. Prior to joining Knight Ridder, Mr. Effren worked as an auditor at Peat Marwick Mitchell. Mr. Effren is a CPA with 30 years of experience in accounting and finance. Mr. Effren earned an MBA from the University of Miami and earned a bachelor’s degree in Commerce from Rider College in New Jersey.

Mark Kalow, Director. Mr. Kalow has been a director since December 2011 and was appointed as Lead Independnt Director on May 8, 2012.  Mr. Kalow’s financial management and legal background provides him with a broad understanding of the financial and legal issues facing the Company, the financial markets and the financing opportunities available to the Company. His prior service on the board of other public companies has provided him with a strong corporate governance expertise and an understanding of the proper role and function of the Board. Since 2004, Mr. Kalow has been a Managing Director at Soquel Group, a consulting firm specializing in Intellectual Property and Business Development. He currently serves on the board of directors of Rope Partner (2010), a wind energy service company, LSF Network (2002), an e-marketing services company, Propell Corporation (PROP.OB) (2008), a supplier of e-commerce solutions, Dogfish Software (2008), a software services provider, and Pure Depth, Inc. (2006), a display technology licensing company.  From 2004 through 2008, Mr. Kalow served on the Board of Photoworks, Inc., and from 1998 through 1999, served as CEO of Live Picture, Inc.  Mr. Kalow graduated in 1975 with a Bachelor of Science degree in Management from the Massachusetts Institute of Technology and in 1977 received a Masters in Business Administration with a concentration in financial management from the University of Chicago.

Ron Kenedi, Director.   Mr. Kenedi has been a director since January 2011. The Board’s Nominating and Corporate Governance Committee decided that Mr. Kenedi should serve on the Company’s Board based on his personal and professional qualities, including his proven integrity, absence of conflicts of interest, sound judgment, achievements in business and company management, business understanding, and available time to dedicate to the role. Mr. Kenedi’s management roles with other solar energy companies and his expertise in the solar industry make him a valuable member of our Board. Mr. Kenedi is CEO of Solar Generation Network, a lead generation marketing company. He is also the President of Ron Kenedi Consulting. From 2002 through 2010, Mr. Kenedi served as vice president of Sharp Electronics Corporation’s Solar Energy Solutions Group. Mr. Kenedi was responsible for the establishment and expansion of Sharp’s North American solar division and played a key role in achieving several milestones in the solar arena. From 1999 to 2002, Mr. Kenedi was vice president of sales and marketing for Photocomm/Kyocera Solar. In this capacity, he created and developed the organization’s dealer network, and expanded Kyocera’s U.S. market share from 5 to 20 percent within two years.  Mr. Kenedi launched “SOLA in NOLA,” which supplied solar power systems to New Orleans communities impacted by Hurricane Katrina. Mr. Kenedi has served as a solar industry spokesperson and is a member of the Solar Energy Industry Association (SEIA), the California Solar Energy Industry Association (CALSEIA), the Arizona Solar Energy Industry Association (ARISEIA) and The International Solar Energy Society (ISEIA). In 1969, Mr. Kenedi earned a Bachelor of Arts (Magnum cum Laude), from the State University of New York at Stony Brook.

Edward Roffman, Director.   Mr. Roffman has been a director since August 2006. The Board’s Nominating and Corporate Governance Committee decided that Mr. Roffman should serve on the Company’s Board based on his personal and professional qualities, including his proven integrity, achievements in financial and accounting matters, absence of conflicts of interest, demonstrated sound judgment, overall business understanding, and available time to dedicate to the role. Mr. Roffman’s achievements in financial and accounting matters, his overall business understanding, as well as his familiarity and knowledge regarding public companies and corporate governance issues that public companies face make him an ideal board candidate. His familiarity with GAAP and  Sarbanes Oxley provide him with the ability to understand and evaluate complex accounting issues. Since January 2011 Mr. Roffman served as Chief Financial Officer of Emerge Digital, Inc. Emerge is in the online video advertising business. Prior to Emerge, he served as the part-time Chief Financial Officer of Public Media Works, Inc. (October 2010 to October 2011) (Public Media Works was in the video rental business) and from January 2008 to December 2009, Mr. Roffman was the part-time Chief Financial Officer of Cryptic Studios, a developer of massively multiplayer video games. Mr. Roffman has also been a principal of Creekside, LLC, a consulting firm which specializes in the software, internet and consumer products industries. Mr. Roffman currently serves on the board of Caldera Pharmaceutical, Inc. (OTCBB). Caldera is a research and development company engaged in various aspects of drug discovery. The cornerstone of its business is its unique technology based on direct chemical analysis of protein-drug combinations by means of micro X-ray fluorescence. Mr. Roffman is a CPA with over 40 years of experience in accounting and finance. Mr. Roffman earned a BBA in accounting from Temple University.

There are no family relationships among our directors, nominees for director and executive officers.

CORPORATE GOVERNANCE

Certain Relationships and Related Transactions

Our Board of Directors during the year ended December 31, 2012 was comprised of Edward L. Bernstein, Gary Effren, Mark L. Kalow, Ron Kenedi, Robert F. Kennedy, Jr., Edward Roffman, Jon Witkin and Barry Cinnamon. Mr. Kennedy, Mr. Witkin and Mr. Cinnamon resigned on July 15, 2013, February 13, 2013 and May 8, 2012, respectively. Although our common stock is no longer listed on any national securities exchange, for purposes of independence we use the definition of independence applied by The NASDAQ Stock Market LLC.  The Board of Directors has determined that, other than Gary Effren, each of the current members of the Board is an “independent director.” The following nominees for director are each an “independent director” under the applicable Marketplace Rule: Edward L. Bernstein, Mark L. Kalow, Ron Kenedi, and Edward Roffman. On May 8, 2012, Mr. Kalow was appointed “Lead Independent Director.” The Lead Independent Director was established to serve in a lead capacity to coordinate the activities of the other independent directors of the Board of Directors, as required. In the course of the Board of Director’s determination regarding the independence of each non-management director, it considered any transactions, relationships and arrangements as required by the applicable rules and regulations of the SEC.  The Company was not a party to any transaction, relationship or other arrangement with any of its “independent directors” that was considered by our Board of Directors under the Marketplace Rules in the determination of such director’s independence.

Each member of the Audit Committee meets the independence requirements prescribed Section 10A of The Securities Exchange Act.

Our policy and procedure for the review, approval or ratification of any related party transaction is to present the proposed transaction approval to the appropriate Committee of our Board of Directors, depending upon the type of transaction – either the Compensation Committee for matters relating to compensation or services, the Audit Committee for general financial transactions, or the Corporate Governance Committee for matters relating to independence or potential conflicts of interest. Each of those Committees is comprised entirely of independent directors. In addition, any request for us to enter into a transaction with an executive officer, director or employee, or any of such persons’ immediate family members or affiliates, must first be presented to our Audit Committee for review, consideration and approval. In approving or rejecting the proposed agreement, our Audit Committee will review each such transaction for potential conflicts of interest or improprieties.

There were no relationships or related party transactions during the year ended December 31, 2012 requiring disclosure in this Proxy Statement.

Procedures for Approval of Related Person Transactions

Any request for us to enter into a transaction with an executive officer, director or employee, or any of such persons’ immediate family members or affiliates, must first be presented to our Audit Committee for review, consideration and approval. In approving or rejecting the proposed agreement, our Audit Committee will review each such transaction for potential conflicts of interest or improprieties.

Executive Sessions

Our non-management directors meet in executive session without management present periodically after regularly scheduled Board and Committee meetings throughout the year.

Committees of the Board of Directors and Meeting Attendance

The Board of Directors held 19 meetings either in person or telephonically and acted by unanimous written consent 2 times during the year ended December 31, 2012.  During 2012, the Board was comprised of Ed Bernstein, Gary Effren, Mark Kalow, Ron Kenedi, Robert F. Kennedy, Jr., Edward Roffman, Jon Witkin and Barry Cinnamon. Mr. Cinnamon’s employment with the Company was terminated May 7, 2012 and he resigned from the Board on May 8, 2012. Mr. Witkin resigned from the Board on February 13, 2013 and Mr. Kennedy resigned from the Board on July 15, 2013.  During the year ended December 31, 2012, each of our directors attended at least 75% of the total number of meetings of the Board of Directors and all of the committees of the Board of Directors held during the period on which such director served, except Robert F. Kennedy, Jr., who attended 11% of the meetings of the Board of Directors and Mssrs. Bernstein and Kenedi, who both attended 74% of the meetings of the Board of Directors and 100% of the Committee Meetings. The Company did not hold an annual meeting in 2012. The Company encourages but does not require members of the Board of Directors to attend the annual meetings of the stockholders.

The Company has standing Nominating and Corporate Governance, Audit, and Compensation Committees of the Board of Directors.

The Nominating and Corporate Governance Committee. The Nominating and Corporate Governance Committee (the “Nominating Committee”) is comprised of Messrs. Bernstein, Kalow, Kenedi and Roffman. The Nominating Committee of the Board of Directors performs the functions typical of a nominating committee, including: (i) developing and recommending corporate governance principles and procedures applicable to the Board of Directors and the Company’s employees; (ii) recommending committee composition and assignments; (iii) identifying individuals qualified to become directors; (iv) recommending director nominees; (v) recommending whether incumbent directors should be nominated for re-election to the Board of Directors and (vi) reviewing the adequacy of the Nominating Committee charter. The Nominating Committee has established a charter, a current copy of which is available on the investor relations section of our website at http://ir.westinghousesolar.com/Governance.cfm. The Nominating Committee held 1 meeting during the year ended December 31, 2012.

The Audit Committee. The Audit Committee is comprised of Messrs. Bernstein, Kalow, and Roffman. Our Board has designated Mr. Roffman our audit committee financial expert as defined in Item 407(d)(5)(ii) of Regulation S-K . The Audit Committee of the Board of Directors has the authority and responsibility to select, evaluate and, when appropriate, replace the company’s independent registered public accounting firm. The Audit Committee monitors the activities of the Company’s external auditors, including the audit scope, the external audit fees, auditor independence matters and the extent to which the independent auditors may be retained to perform advisory services. The Audit Committee also reviews the results of the external audit work to assess the adequacy and appropriateness of the Company’s financial and accounting controls. The Audit Committee reviews changes in accounting standards that impact the Company’s financial statements and discusses with management major events, including legal matters and tax audits, which may have significant financial impact or are the subject of discussions with the independent auditors. In addition, the Audit Committee oversees the Company’s internal audit and compliance programs. The Audit Committee has established a charter, a current copy of which is available on the investor relations section of our website at http://ir.westinghousesolar.com/Governance.cfm. The Audit Committee held four meetings during the year ended December 31, 2012.

The Compensation Committee. The Compensation Committee is comprised of Messrs. Bernstein, Kalow and Roffman. The Compensation Committee administers the Company’s Stock Plan, including the review and grant of stock options and restricted stock to officers, directors and other employees under the Stock Plan. The Compensation Committee also reviews and approves various other Company compensation policies and matters, and reviews and approves salaries and other matters relating to compensation of the executive officers of the Company. The Compensation Committee has established a charter, a current copy of which is available on the investor relations section of our website at http://ir. westinghousesolar.com/Governance.cfm.

The Compensation Committee meets in person, telephonically or otherwise at least twice during each calendar year for, among other things, the consideration and determination of executive and director compensation. The Compensation Committee may also hold special meetings or act by unanimous written consent as required. The Compensation Committee may request any officer or employee of the Company or the Company’s outside counsel to attend a meeting of the Compensation Committee or to meet with any members of, or consultants to, the Compensation Committee; provided, however, that the Chief Executive Officer may not be present during any discussions or deliberations of the Compensation Committee regarding the Chief Executive Officer’s compensation.

The Compensation Committee reviews and approves on an annual basis the corporate goals and objectives with respect to the compensation for the Company’s Chief Executive Officer and other executive officers. The Committee evaluates at least once a year the Chief Executive Officer and other executive officers’ performance in light of these established goals and objectives and based upon these evaluations shall recommend to the full Board the Chief Executive Officer and other executive officers’ annual compensation, including salary, bonus, incentive and equity compensation. In reviewing and recommending the compensation of the Chief Executive Officer and other executive officers, the Committee may consider the compensation awarded to officers of similarly situated companies, the Company’s performance, the individuals’ performance, compensation given to the Company’s officers in past years or any other fact the Committee deems appropriate. The Chief Executive Officer is not permitted to participate in any discussions or processes concerning her compensation, but may participate in a non-voting capacity in discussions or processes concerning the compensation of other executive officers.

The Compensation Committee develops and periodically assesses the Compensation Committee’s compensation policies applicable to the Company’s executive officers and directors, including the relationship of corporate performance to executive compensation. The Compensation Committee reviews and recommends to the Board appropriate director compensation programs for service as directors, committee chairs and committee members. The Compensation Committee held two meetings and acted by unanimous written consent one time during the year ended December 31, 2012.

Leadership Structure

We currently do not have a Chairman of the Board of Directors.. On May 8, 2012, Mr. Kalow was appointed “Lead Independent Director.” The Lead Independent Director was established to serve in a lead capacity to coordinate the activities of the other independent directors of the Board of Directors, as required. Our Board of Directors has determined that its leadership structure was appropriate and effective for the Company given its stage of operations. Due to the size of our Company, we believe that this structure is appropriate in recognition of the time commitment and activities required to function effectively as a Chairman. Our current structure is operating effectively to foster productive, timely and efficient communication among the independent directors and management. We do have active participation in our committees by our independent directors, who comprise all of the members of all of our committees. Each committee performs an active role in overseeing our management and there are complete and open lines of communication with the management and independent directors.

Director Compensation

In addition to reimbursement for reasonable expenses incurred in the performance of their duties as directors, including participation on the Board of Directors and its committees, the Company compensates its non-employee directors as follows:

●
an annual grant of options to purchase 12,500 shares of common stock under the Company’s Stock Plan, which vest as to one-fourth of the shares quarterly for one year commencing on the date of grant. These stock options are subject to forfeiture in accordance with the terms of the grant;

●
an annual grant of restricted common stock under the Company’s Stock Plan with a grant date value of $30,000, which vest as to approximately one-fourth of the shares quarterly over one year commencing on the date of grant. Directors are entitled to vote such restricted stock, subject to forfeiture, in accordance with the terms of the grant; and travel and lodging expenses for any activities related to the performance of their duties on the Board of Directors.

All grants of options to purchase common stock and restricted common stock received by non-employee directors for services as a Board member are made subject to forfeiture in the event of termination of service on the Board.

The following table sets forth certain information concerning the compensation paid or earned by the Directors who were not Named Executive Officers for services rendered in all capacities during the year ended December 31, 2012.

Name	Fees Earned or Paid in Cash	Restricted Stock Awards Aggregate Fair Value (1)(2)	Stock Option Awards Aggregate Fair Value (1)(2)	Total
Edward L. Bernstein	$—	$7,500	$61	$7,561
Gary Effren	$—	$22,500	$1,524	$24,024
Mark L. Kalow	$5,000	$22,500	$1,585	$29,085
Ron Kenedi	$—	$22,500	$1,585	$24,085
Robert F. Kennedy, Jr.	$—	$22,500	$1,585	$24,085
Edward Roffman	$5,000	$7,500	$61	$12,561
Jon Witkin	$—	$7,500	$61	$7,561

(1)
The amounts in this column represent the aggregate grant date fair values of the restricted stock and the option awards granted to the director during the year ended December 31, 2012 in accordance with stock compensation accounting. See “Stock Incentive Plan” footnote in the Notes to our Consolidated Financial Statements contained in our Form 10-K for the year ended December 31, 2012, for a discussion of all assumptions made by us in determining the valuation of the equity awards.

(2)
On May 8, 2012, Messrs. Effren, Kalow, Kenedi and Kennedy were granted one-half of the annual grant of restricted common stock and one-half of the grant date value of $30,000 of stock options. On October 25, 2012, Messrs. Bernstein, Effren, Kalow, Kenedi, Kennedy, Roffman or Witkin were granted one-fourth of the annual grant of restricted common stock and one-fourth of the grant date value of $30,000 of stock options.

There are no restricted stock awards outstanding as of December 31, 2012, for Messrs. Bernstein, Effren, Kalow, Kenedi, Kennedy, Roffman or Witkin.

Director Nomination Process

The Nominating Committee identifies nominees who have the business background and experience, industry specific knowledge and general reputation and expertise that would allow them to contribute as members of the Company’s Board of Directors and who are willing to serve as directors of a public company. The Board approved the Director Nomination Process by written resolution dated August 1, 2007. To date, the Nominating Committee has not engaged any third parties to assist the Nominating Committee in identifying or evaluating potential nominees. After a possible candidate is identified, the candidate would meet with various members of the Board of Directors to evaluate the candidate’s potential to be an effective member of the Board of Directors.

In considering nominees for election as a director, the Nominating Committee considers a number of factors, including creating and maintaining diversity on the Board. The Nominating Committee implements this policy by ensuring its members have sufficiently diverse backgrounds. The personal and professional backgrounds of all directors are researched and one-on-one interviews with existing directors and management are conducted prior to nomination of each candidate. Subsequently, annual reviews of the Board’s composition and performance are assessed to ensure that sufficiently diverse knowledge and experience is being represented in the Board decision-making. Characteristics expected of all directors include integrity, high personal and professional ethics, sound business judgment and the ability and willingness to commit sufficient time to the proceedings and activities of the Company’s Board of Directors. In evaluating the suitability of candidates for membership on the Board of Directors, the Nominating Committee takes into account many factors, including the candidate’s general understanding of marketing, finance and other disciplines relevant to the success of a publicly traded company in today’s business environment, understanding of the Company’s business and technology, educational and professional background and personal accomplishments.

The Nominating Committee will consider stockholder recommendations for nominees for membership on the Board of Directors. Such recommendations may be submitted in writing to Westinghouse Solar, Inc., 1475 S. Bascom Ave., Suite 101, Campbell, CA 95008, Attention: President. Stockholders may recommend candidates at any time, but to be considered by the Nominating Committee for inclusion in the Company’s proxy statement for the next annual meeting of stockholders, recommendations must be submitted in writing no later than 60 days in advance of the one year anniversary of the preceding year’s annual meeting as first specified in the notice of meeting (without regard to any postponements or adjournments of such meeting after the notice was first given). Any such recommendation must include:

•
the name of the stockholder recommending the director candidate for consideration, the name of the director candidate and the written consent of the stockholder and the director candidate to be publicly identified;

•
a written statement by the director candidate agreeing to be named in the Company’s proxy materials and to serve as a member of the Board of Directors (and any committee of the Board of Directors to which the director candidate is assigned to serve by the Board of Directors) if nominated and elected;

•
a written statement by the stockholder and director candidate agreeing to make available to the Nominating Committee all information reasonably requested in connection with the Nominating Committee’s consideration of the director candidate; and

•
the director candidate’s name, age, business and residential address, principal occupation or employment, number of shares of the Company’s common stock and other securities beneficially owned, a resume or similar document detailing personal and professional experiences and accomplishments, and all other information relating to the director candidate that would be required to be disclosed in a proxy statement or other filing made in connection with the solicitation of proxies for the election of directors pursuant to the Exchange Act, the rules of the SEC and the listing standards of the NASDAQ Stock Market.

The Company may request additional information from such candidate to assist in its evaluation. The Nominating Committee will evaluate any stockholder recommended nominees using the same criteria set forth above.

Communications with the Board of Directors

Any stockholder and other interested party may communicate with the Board of Directors, any committee of the Board of Directors or any specified member of the Board of Directors. All written communications must identify the intended recipient and the author and be forwarded by certified mail to Westinghouse Solar, Inc., 1475 S. Bascom Ave., Suite 101, Campbell, CA 95008, Attention: President. The President will act as agent for the directors in facilitating these communications. There is no screening process, and all stockholder communications which are received by the President are forwarded to the Board of Directors.

Board’s Role in Risk Oversight

Our Board meets regularly to discuss the strategic direction and the issues and opportunities facing our company in light of trends and developments in the solar industry and general business environment.  Throughout the year, our Board provides guidance to management regarding our strategy and helps to refine our operating plans to implement our strategy.  Typically on a quarterly basis, the Board holds an extensive meeting with senior management dedicated to discussing and reviewing our long-term operating plans and overall corporate strategy.  A discussion of key risks to the plans and strategy as well as risk mitigation plans and activities is led by the Chairman and Chief Financial Officer as part of the meeting.  The involvement of the Board in setting our business strategy is critical to the determination of the types and appropriate levels of risk undertaken by the Company.

Code of Ethics and Corporate Governance

The Company adopted a Code of Business Conduct and Ethics (the “Code”) on July 18, 2007 that applies to all of the Company’s directors and employees, including its chief executive officer and chief financial officer. The purpose of the Code is to, among other things, focus the Company’s directors, officers and employees on areas of ethical risk, provide guidance to help them recognize and deal with ethical issues, provide mechanisms to report unethical or unlawful conduct and to help enhance and formalize the Company’s culture of integrity, respect and accountability. The full text of the Code is posted on the investor relations section of our website at http://ir. westinghousesolar.com/Governance.cfm. A printed copy of the Code may also be obtained free of charge by writing to Westinghouse Solar, Inc., 1475 S. Bascom Ave., Suite 101, Campbell, CA 95008, Attention: General Counsel. The Company intends to disclose any amendment to or waiver from, a provision of the Code by posting such information on its web site.

PROPOSAL NO. 2
AMENDMENT TO THE COMPANY’S CERTIFICATE OF INCORPORATION TO CHANGE THE
NAME OF THE COMPANY FROM WESTINGHOUSE SOLAR, INC. TO ANDALAY SOLAR, INC.

Overview

The Company’s Board of Directors has unanimously approved a proposal to amend the Company’s certificate of incorporation to change the name of the Company from “Westinghouse Solar, Inc.” to “Andalay Solar, Inc.”, subject to stockholder approval. The Board has declared this amendment to be advisable and recommended that this proposal be presented to the Company’ stockholders for approval.

If the stockholders approve this Proposal No. 2, the Company will file a certificate of amendment to the Company’s certificate of incorporation with the Secretary of State of the State of Delaware to change the Company’s name. Upon filing the certificate of amendment to the Company’s certificate of incorporation, the name of the Company will become "Andalay Solar, Inc.”

Reasons for the Name Change

On May 17, 2010, the Company entered into an exclusive worldwide license agreement with Westinghouse Electric that permits it to manufacture, distribute and market our solar panels under the Westinghouse name. Since July 22, 2010, the Company has been operating under the name “Westinghouse Solar”. Minimum payments due under the license agreement were $750,000 for the year ending December 31, 2012 and are $1.0 million for the year ending December 31, 2013. The Company is currently past due for license fee payments of $382,500 related to 2012 and $500,000 for the first half of 2013. On July 22, 2013, we received a breach of contract notice relating to our license and trade name agreements with Westinghouse Electric due to the non-payment of past due license fees. Due to the Company’s limited resources, it is unlikely that payment will be made for past due license fees within the thirty-day cure period which will result in the termination of the license agreement. While the Westinghouse trademark is an important, world-wide recognized brand, the Company believes the most important competitive factors relating to its products are their effectiveness, efficiency and consumer cost, i.e., price point, and ultimately to the extent the cost of the Westinghouse license becomes prohibitive, it negatively impacts the Company’s cost of goods. As a result of the non-payment of past due license fees and the breach of contract notification from Westinghouse Electric, the Company no longer has the right to use the Westinghouse name and must discontinue using the “Westinghouse” name. The Company must therefore change the name of the Company from “Westinghouse Solar, Inc.” to “Andalay Solar, Inc.”

We believe changing our name to Andalay Solar, Inc. aligns with our existing "Andalay" solar panel technology as originally introduced. In 2007, we launched the “plug and play” solar panel technology (under the brand name “Andalay”) which we believe significantly reduces the installation time, number of parts and costs, as well as provides superior reliability and aesthetics for customers, when compared to other solar panel mounting products and technology. In February 2009, we announced a strategic relationship with Enphase, a leading manufacturer of microinverters, to develop and market Andalay solar panel systems with ordinary AC house current output instead of high voltage DC output. We introduced Andalay AC panel products and began offering them to our customers in the second quarter of 2009. Andalay AC panels cost less to install, are safer, and generally provide higher energy output than ordinary DC panels. We currently have 13 issued patents and 17 other pending U.S. and foreign patent applications that cover the Andalay technology working their way through the USPTO and foreign patent offices. We also have the U.S. Trademark No. 3481373 for registration of the mark “Andalay.”

Recommendation of the Board of Directors

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT THE STOCKHOLDERS VOTE FOR APPROVAL OF THE AMENDMENT TO THE CERTIFICATE OF INCORPORATION TO CHANGE THE NAME OF THE COMPANY FROM WESTINGHOUSE SOLAR, INC. TO ANDALAY SOLAR, INC. Approval of this proposal requires the affirmative vote of a majority of the issued and outstanding shares of Common Stock. Abstentions and broker non-votes will be counted as present for purposes of determining if a quorum is present, but will have the same effect as a negative vote on this proposal.

PROPOSAL NO. 3
AMENDMENT TO THE COMPANY’S CERTIFICATE OF INCORPORATION. TO INCREASE THE NUMBER OF AUTHORIZED SHARES OF COMMON STOCK FROM 100 MILLION TO 500 MILLION

Overview

The Company’s Board of Directors has unanimously approved a proposal to amend the Company’s Certificate of Incorporation to increase the number of authorized shares of Common Stock from 100 million to 500 million, subject to stockholder approval. The Board has declared this amendment to be advisable and recommended that this proposal be presented to the Company’ stockholders for approval.

If the stockholders approve this Proposal No. 2, the Company will file a certificate of amendment to the Company’s certificate of incorporation with the Secretary of State of the State of Delaware to increase the number of authorized shares of common stock from 100 million to 500 million. Upon filing the certificate of amendment to the Company’s certificate of incorporation, the number of authorized shares of common stock will be 500 million.

Reasons for the Increase in the Number of Authorized Shares of Common Stock

The Company, entered into an Agreement and Plan of Merger, dated May 7, 2012 (the “Merger Agreement”), with CBD Energy Limited, an Australian corporation (“CBD”), and CBD-WS Merger Sub, Inc., a Delaware corporation and wholly owned subsidiary of CBD (“Merger Sub”). On September 21, 2012, the Company, CBD and the Merger Sub entered into an amendment to the Merger Agreement under which the parties agreed to extend the Outside Date (as defined in the Merger Agreement) relating to termination rights under the Merger Agreement from October 31, 2012 to January 31, 2013 (or in certain circumstances, from December 31, 2012 to March 31, 2013), subject to additional extensions. Subsequent to March 31, 2013, the termination of the Merger Agreement would not occur automatically, but it could be terminated unilaterally by either party, upon notice to the other.

The Company had originally targeted completion of the Merger during the third quarter of 2012, however the target date for completion had been repeatedly delayed, and the necessary registration statement has yet to be completed and filed. The uncertainty has resulted in a disruption in the Company’s supply relationships, leading to a significant decline in the Company’s revenue and the implementation by the Company of significant cost reductions including the layoff of employees.

Given the continued delays and uncertainty of whether and when the closing conditions for the Merger as set for in the Merger Agreement will be satisfied, the Company terminated the merger agreement with CBD effective July 18, 2013. The Company is now committed to focus its attention on rebuilding its core business, expanding its current product offerings and exploring strategic opportunities. The Company is requesting an increase in the number of authorized common shares in order to provide necessary working capital to rebuild its core business and expand its current product offerings, fulfill contractual obligations with respect to existing convertible securities and provide financial flexibility to restructure and explore strategic opportunities.

Our Certificate of Incorporation currently authorizes 101,000,000 shares of capital stock, 100,000,000 of which are currently designated as Common Stock and 1,000,000 of which are currently designated as Preferred Stock, for which the Board of Directors has the authority to establish, in its discretion from time to time, the voting rights and other designations, preferences, rights, qualifications, limitations and restrictions. In fiscal 2011, we amended the Amended and Restated Certificate of Incorporation to effect a one-for-four reverse stock split.

The Board of Directors has unanimously approved and adopted, subject to stockholder approval, an Amendment to our Amended and Restated Certificate of Incorporation, providing for an increase in the authorized number of shares of Common Stock from 100 million to 500 million shares. The following is the text of the proposed amendment to the first paragraph of Article FOURTH of the Amended and Restated Certificate of Incorporation:

FOURTH: The total number of shares of all classes of stock which the Corporation shall have authority to issue is five hundred one million (501,000,000) shares of capital stock, consisting of (i) 500 Million (500,000,000) shares of Common Stock, $0.001 par value per share (“Common Stock”), and (ii) One Million (1,000,000) shares of preferred stock, $0.001 par value per share (the “Preferred Stock”).

As of August 1, 2013, the record date for our annual meeting, there were 81,424,069 shares of Common Stock outstanding, held by approximately 21 stockholders of record. In addition, as of July 18, 2013, we had the authority to issue options to purchase up to 1,104,353 shares of Common Stock pursuant to our 2006 Stock Incentive Plan (the “Stock Plan”).

If this Proposal is approved by our stockholders, the Amendment to our Amended and Restated Certificate of Incorporation will become effective upon the filing of a Certificate of Amendment with the Secretary of State of the State of Delaware, which filing would be expected to take place as soon as practicable following the special meeting.

The Board of Directors believes it is desirable for our Company to have the flexibility to issue additional shares of Common Stock in excess of the amount which is currently authorized without further stockholder action. As of July 18, 2013, we had 74,476,273 shares of common stock outstanding (which includes 18,320 unvested shares of restricted stock granted to our directors and our employees), 1,130 shares of Series D Preferred that are convertible into 11,300,000 shares of common stock, 146.667 shares of Series C Preferred that are convertible into 4,888,900 shares of common stock, 1,174.685 shares of Series B Preferred that are convertible into 35,240,540 shares of common stock, and we had warrants to purchase 3,398,045 shares of common stock and options to purchase 575,199 shares of common stock outstanding. Our remaining 25,523,727 shares of Common Stock authorized for issuance  is not sufficient to cover conversions of our outstanding preferred stock. The Board believes that the availability of such additional shares will provide the Company with the flexibility to (i) issue Common Stock for conversions of preferred stock, (ii) issue Common Stock for possible future financings, acquisitions, repayment of indebtedness or stock option plans, or (iii) issue Common Stock for other general corporate purposes that may be identified in the future by the Board.

On April 6, 2011, we filed a Certificate of Amendment to our Certificate of Incorporation with the Secretary of State of the State of Delaware to effect a reverse split of our common stock at a ratio of 1-for-4. The number of shares authorized for issuance remained at 100 million. While the Board of Directors continually considers our capital structure and various financing alternatives, the Board has no commitments to issue any additional shares of Common Stock at this time other than issuances upon conversion of currently outstanding securities. The Board of Directors will determine whether, when and on what terms the issuance of shares may be warranted in the future in connection with our capital structure and financing needs. As is the case with the current authorized but unissued shares of Common Stock, the additional shares of Common Stock authorized by this proposed amendment could be issued upon approval by the Board of Directors without further vote of our stockholders except as may be required in particular cases by applicable law, regulatory agencies. Under Delaware law, stockholders who do not vote for this Proposal are not entitled to appraisal rights with respect to their shares of Common Stock. The issuance of additional shares of Common Stock may have a dilutive effect on earnings per share and, for stockholders who do not purchase additional shares to maintain their pro rata interest in the Company, on such stockholders’ voting power.

Stockholders do not have preemptive rights to subscribe for additional securities that may be issued by the Company, which means that stockholders do not have a prior right to purchase any new issue of Common Stock in order to maintain their proportionate ownership interest in the Company. If we issue additional shares of Common Stock or securities convertible into or exercisable for Common Stock, such issuance would have a dilutive effect on the voting power and could have a dilutive effect on the earnings per share of the Company’s currently outstanding shares of Common Stock. Additionally, the Company has no current intention of using additional shares of Common Stock as an anti-takeover defense, however, such an issuance could be used to create impediments to or otherwise discourage persons attempting to gain control of the Company (through dilutive offerings or otherwise).

Recommendation of the Board of Directors

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT THE STOCKHOLDERS VOTE FOR APPROVAL OF THE AMENDMENT TO THE CERTIFICATE OF INCORPORATION TO INCREASE THE NUMBER OF AUTHORIZED SHARES OF COMMON STOCK FROM 100 MILLION TO 500 MILLION

Approval of this proposal requires the affirmative vote of a majority of the issued and outstanding shares of Common Stock. Abstentions and broker non-votes will be counted as present for purposes of determining if a quorum is present, but will have the same effect as a negative vote on this proposal.

PROPOSAL NO. 4
APPROVAL OF THE FIFTH MODIFICATION
TO THE 2006 INCENTIVE STOCK PLAN

The 2006 Incentive Stock Plan (the “Stock Plan”) was adopted by the Board of Directors on August 8, 2006. On December 20, 2006, August 24, 2007, October 21, 2008 and May 7, 2009, we amended the Stock Plan to increase the number of shares of common stock reserved for issuance under the Stock Plan, either as grants of restricted stock or stock options, to Akeena’s employees, directors and consultants, from 112,500 shares to 250,000 shares, from 250,000 to 1,000,000 shares, from 1,000,000 to 1,250,000 shares, and from 1,250,000 shares to 3,000,000 shares, respectively. The Company’s Board of Directors has unanimously approved a proposal to increase the total number of shares of stock that Westinghouse Solar, Inc. will have the authority to issue from 3 million to 50 million resulting in a net increase in reserved shares for the Company’s employee stock plans of 47 million; we refer to this proposal as the “Fifth Modification to the 2006 Incentive Plan.”

The purpose of the Stock Plan is to provide an incentive to retain and attract talented directors, officers, consultants, advisors and employees to our company, and to encourage the sense of proprietorship and stimulate the active interest of such persons in our development and financial success. The Board has declared this proposed Fifth Modification to the 2006 Incentive Plan to be advisable and recommends that this proposal be presented to the Company’ stockholders for approval.

Under the Stock Plan, we are authorized to issue incentive stock options intended to qualify under Section 422 of the Internal Revenue Service Code of 1986, as amended (the “Code”), non-qualified stock options and grants of restricted stock. The Stock Plan is administered by the Compensation Committee of our Board of Directors. As of July 18, 2013, the Compensation Committee made the following grants under the Stock Plan: an aggregate of 1,897,150 grants of stock options, of which 542,074 are exercisable and 1,355,076 have been cancelled or forfeited, and an aggregate of 2,389,646 grants of shares of restricted stock, of which restrictions have lapsed on 1,895,647 shares and 475,679 have been cancelled or forfeited. Thus, taking into account the cancelled or forfeited grants, as of July 18, 2013, 1,104,353 shares are available for issuance under the Stock Plan.

A summary of the Stock Plan is set forth below, and its full text is available on the investor relations section of our website at www.westinghousesolar.com. The following discussion is qualified in its entirety by reference to the Stock Plan.

Administration of the Stock Plan

Our Board of Directors appointed and maintains as administrator of the Stock Plan a Compensation Committee consisting of Independent Directors (as defined by Marketplace Rule 5605 (a)(2) of the NASDAQ Stock Market), “Non-Employee Directors” (as defined in Rule 16b-3 of the Securities Exchange Act of 1934, as amended) and “Outside Directors” (as defined in Section 162(m) of the Internal Revenue Code). The Compensation Committee, subject to certain restrictive provisions of the Stock Plan, has full power and authority to designate recipients of options and restricted stock grants and to interpret provisions and supervise the administration of the Stock Plan.

The Board of Directors is authorized to amend, suspend, or terminate the Stock Plan, except that no amendment shall be effective, which, without the approval of the Company’s stockholders would: (a) materially increase the number of shares issuable under the Stock Plan; (b) materially increase the benefits accruing to option holders under the Stock Plan; (c) materially modify Stock Plan eligibility requirements; (d) decrease the exercise price of an option to less than 100% of the underlying stock’s fair market value on the grant date; (e) extend the term of any option granted under the Stock Plan beyond five years from its date of issuance; or (f) reduce the exercise price of outstanding options or effect repricing through cancellations and re-grants of new options.

No option and no shares of restricted stock shall be granted pursuant to the Stock Plan on or after the date that is ten years from the effective date of the Stock Plan, but options or shares of restricted stock theretofore granted may extend beyond that date.

Common Stock Subject to the Stock Plan

The Stock Plan provides that options and restricted stock may be granted with respect to 3 million shares (or, subject to shareholder approval of the Fifth Modification to the Stock Plan, 50 million shares) of the Company’s Common Stock. The shares of Common Stock subject to the Stock Plan consist of unissued shares, treasury shares or previously issued shares held by any subsidiary of the Company. Should any option or grant of restricted stock expire or be canceled prior to its exercise or vesting in full, or should the number of shares of Common Stock to be delivered upon the exercise or vesting in full of an option or grant of restricted stock be reduced for any reason, the shares of Common Stock subject to such option or grant of restricted stock may be subject to future options or grants of restricted stock, except where such reissuance is inconsistent with the provisions of Section 162(m) of the Internal Revenue Code.

Participation

Any director, officer, employee or consultant to the Company or any of its subsidiaries are eligible to receive options or restricted stock under the Stock Plan. However, only employees of the Company or its subsidiaries can receive incentive stock options.

In selecting participants, and in determining the number of shares to be covered by each option or grant of restricted stock awarded to participants, the Compensation Committee may consider any factor it deems relevant, including without limitation, the office or position held by the participant, the participant’s relationship to the Company, the participant’s degree of responsibility for and contribution to the growth and success of the Company’s business, the participant’s length or service, promotions and potential.

Option Price

The purchase price of each share of the Company’s Common Stock purchasable under an incentive option or a nonqualified option shall be determined by the Compensation Committee at the time that the option is granted, but will be no less than 100% of the Fair Market Value (as defined in the Stock Plan) of the underlying Common Stock. If an incentive stock option is granted to an employee who owns more than 10% of the total combined voting power of all classes of stock of the Company or of any subsidiary, the purchase price per share of Common Stock will be at least 110% of the Fair Market Value per share of Common Stock on the date of grant. The closing price of the Company’s Common Stock as reported on OTC on July 18, 2013 was $0.03 per share.

Option Term

The term of each option shall be fixed by the Committee, but no option shall be exercisable more than five years after the date such option is granted.

Exercisability

Options are exercisable at such time or times and subject to such terms and conditions as determined by the Compensation Committee at the time of grant. In the absence of any option vesting periods designated by the Committee at the time of grant, options vest and become exercisable as to one-third of the total amount of shares subject to the option on each of the first, second and third anniversaries of the date of grant. In addition, the Stock Plan provides that no options are exercisable until such time as any vesting limitation required by Section 16 of the Exchange Act and related rules, shall be satisfied if such limitation shall be required for continued validity of the exemption provided under Rule 16b-3(d)(3).

In the event of a Change of Control (as defined in the Stock Plan), the Stock Plan provides for complete acceleration of the vesting of outstanding options by the Company and held by the participant at the time of the Change of Control, whether or not vested. Alternatively, in the event of a Change of Control, the Company can elect to pay to the participant an amount in cash per stock option (whether vested or unvested) then held, equal to the difference between the full exercise price of each option and the greater of (i) the average price per share paid in connection with the acquisition of control of the Company or the then fair market value of the non-cash consideration paid for such shares, (ii) the price per share paid in connection with any tender offer for shares of the Company’s common stock leading to control, or (iii) the mean between the high and low selling price of such stock on the NASDAQ Stock Market, OTC Bulletin Board or other market on which the Company’s common stock is then traded or listed for quotation on the date of the Change of Control.

Options are not transferable and may be exercised solely by the participant during her or his lifetime of after her or his death by the person or persons entitled to such option under her or his will or laws of descent and distribution.

Tax Treatment of Incentive Stock Options

In general, no taxable income for federal income tax purposes will be recognized by an option holder upon receipt or exercise of an incentive stock option, and the Company will not then be entitled to any tax deduction for compensation expense. Assuming that the option holder does not dispose of the option shares before the later of (i) two years after the date of grant or (ii) one year after the exercise of the option, upon any such disposition, the option holder will recognize capital gain equal to the difference between the sale price on disposition and the exercise price.

If, however, the option holder disposes of option shares prior to the expiration of the required holding periods, such option holder will recognize ordinary income for federal income tax purposes in the year of disposition equal to the lesser of (i) the difference between the fair market value of the shares at the date of exercise and the exercise price, or (ii) the difference between the sale price upon disposition and the exercise price. Any additional gain on such disqualifying disposition will be treated as capital gain. In addition, if such a disqualifying disposition is made by the option holder, the Company will be entitled to a deduction equal to the amount of ordinary income recognized by the option holder provided that such amount constitutes an ordinary and reasonable expense of ours.

Tax Treatment of Nonqualified Stock Options

In general, no taxable income will be recognized by an option holder upon receipt of a nonqualified stock option, and the Company will not be entitled to a tax deduction for such grant.

Upon the exercise of a nonqualified stock option, the option holder will generally include in ordinary taxable income, for federal income tax purposes, the excess in value on the date of exercise of the shares acquired pursuant to the nonqualified stock option over the exercise price. Upon a subsequent sale of the shares, the option holder will derive short-term or long-term gain or loss, depending upon the option holder’s holding period for the shares, commencing upon the exercise of the option, and upon the subsequent appreciation or depreciation in the value of the shares.

The Company generally will be entitled to a corresponding tax deduction at the time of exercise of the stock option, equal to the amount of ordinary income recognized by the participant.

Withholding of Tax

The Company is permitted to deduct and withhold amounts required to satisfy the Company’s withholding tax liabilities with respect to the Company’s employees.

Stock Options & Restricted Stock Grants

As of July 18, 2013, we had granted stock options to purchase shares of common stock under the 2006 Incentive Stock Plan to 31 employees, of which 542,074 are exercisable and 1,355,077 have been forfeited or cancelled through July 18, 2013. Restricted stock was issued to 373 employees and 17 non-employee service providers, for a total of 2,389,646 shares of restricted stock granted, of which restrictions have lapsed as to 1,895,647 shares and 475,679 have been forfeited or cancelled through July 18, 2013. Generally, these grants of restricted stock are subject to vesting in four equal annual installments from the date of grant or hire. Of these amounts and during fiscal year ended July 18, 2013, 34,025 shares of restricted common stock and stock options to purchase 112,500 shares of common stock were granted to our Chief Executive Officer.

Restricted stock may be granted under this Stock Plan aside from, or in association with, any other award. A participant shall have no rights to an award of restricted stock unless and until the participant accepts the award, and if the Committee shall deem it desirable, makes payments to the Company of cash, or by check. After acceptance and the issuance of a stock certificate, the participant shall have all the rights of a stockholder with respect to the restricted stock.

The Company shall issue in the participant’s name a certificate for the shares of Common Stock associated with the award of restricted stock; however, unless otherwise provided, the certificate shall not be delivered to the participant until such shares are free of any restrictions specified by the Committee at the time of grant. Shares of restricted stock are forfeitable until the terms of the restricted stock grant have been satisfied, and shares of restricted stock may not be transferred until all restrictions have lapsed. Upon a Change of Control, the Committee may accelerate the vesting of outstanding restricted stock, in whole or in part, in its sole discretion.

Tax Treatment of Restricted Stock Grants

Except as discussed below, upon the grant of restricted stock, no income is realized by a participant, and the Company is not allowed a deduction at that time. When the restricted stock vests and is no longer subject to a substantial risk of forfeiture for income tax purposes, the participant realizes taxable ordinary income in an amount equal to the Fair Market Value at the time of vesting of the shares of Restricted Stock which have vested (less the purchase price therefore, if any), and, subject to the limitations of Section 162(m) of the Internal Revenue Code, the Company is entitled to a corresponding deduction at such time.

If a participant makes a timely election under Section 83(b) of the Internal Revenue Code, the participant recognizes taxable ordinary income in an amount equal to the Fair Market Value at the time of grant of the restricted stock (less the purchase price therefore, if any), and, subject to the limitations of Section 162(m) of the Internal Revenue Code, the Company is entitled to a corresponding deduction at such time.

Options and Restricted Stock To Be Granted to Certain Persons

The aggregate numbers of shares of Common Stock subject to options or restricted stock grants that can be issued in the future are subject to discretion of the Compensation Committee and are not determinable.

Equity Compensation Plan Information

The following table sets forth a summary of restricted stock activity for the twelve months ended December 31, 2012 and 2011:

	Number of Restricted Shares	Weighted-Average Grant Date Fair Value
Outstanding and not vested beginning balance at January 1, 2011	101,446	$7.57
Granted	332,155	$1.46
Forfeited/cancelled	(33,550)	$4.61
Released/vested	(110,256)	$4.91
Outstanding and not vested beginning balance at January 1, 2012	289,795	$1.92
Granted	1,029,113	$0.31
Forfeited/cancelled	(131,216)	$1.68
Released/vested	(1,139,619)	$0.47
Outstanding and not vested at December 31, 2012	48,073	$2.50

The following table sets forth a summary of stock option activity for the twelve months ended December 31, 2012 and 2011:

	Number of Shares Subject To Option 2012	Weighted-Average Exercise Price	Number of Shares Subject To Option 2011	Weighted-Average Exercise Price
Outstanding beginning balance	1,077,744	$5.47	999,775	$8.66
Granted during the year	46,875	0.26	377,699	1.72
Forfeited/cancelled/expired during the year	(444,875)	9.08	(299,730)	11.36
Exercised during the year	—	—	—	—
Outstanding at end of year	679,744	$2.75	1,077,744	$5.47
Exercisable at end of year	477,538	$2.82	468,758	$8.95
Outstanding and expected to vest	669,049	$2.82	1,007,256	$5.68

	Number of securities to be issued upon exercise of outstanding options	Weighted-average exercise price of outstanding options	Number of securities remaining available for issuance under equity compensation plans (excluding securities reflected in column (a) and excluding restricted stock awards)
	(a)	(b)	(c)
Equity compensation plans approved by stock holders:
2006 Stock Incentive Plan	579,744	$2.75	1,112,310
Equity compensation plans not approved by stock holders	—	$—	—

Vote Required and the Board of Director’s Recommendation

THE BOARD OF DIRECTORS OF THE COMPANY RECOMMENDS A VOTE “FOR” THE APPROVAL OF THE FIFTH MODIFICATION TO THE 2006 INCENTIVE STOCK PLAN. Approval of this proposal requires the affirmative vote of a majority of the votes cast on the proposal at the Annual Meeting. Broker non-votes will be counted as present for purposes of determining the presence of a quorum but will not have any effect on the outcome of the proposal. Abstentions will have the same effect as a vote against the proposal.

PROPOSAL NO. 5
RATIFICATION OF APPOINTMENT OF INDEPENDENT AUDITORS

On December 19, 2006, the Board of Directors retained Burr Pilger Mayer, Inc. (“BPM”), as the Company’s independent registered public accounting firm.

BPM has audited the Company’s financial statements for each of our two most recent years. The reports of BPM on the Company’s financial statements for the years ended December 31, 2012 and December 31, 2011 were prepared assuming the Company will continue as a going concern despite the Company’s history of operating losses and negative cash flow from operations and contain an explanatory paragraph disclosing uncertainty regarding the Company’s ability to continue as a going concern. The audit opinions do not contain an adverse opinion or disclaimer of opinion, nor were they otherwise qualified or modified as to uncertainty, audit scope or accounting principles.

The Audit Committee selected BPM to continue in its capacity for the year ending December 31, 2013. Accordingly, the Company is asking the stockholders to ratify the engagement of BPM as its independent registered public accounting firm.

Although the engagement of BPM is not required to be submitted to a vote of the stockholders, the Board of Directors believes that it is appropriate as a matter of policy to request that the stockholders ratify the selection of its independent registered public accounting firm for the year ended December 31, 2013. If the stockholders fail to ratify the appointment, the Audit Committee of the Board of Directors will consider it as a direction to select other auditors for the subsequent year. Even if the selection is ratified, the Audit Committee, in its discretion, may direct the appointment of a different independent registered public accounting firm at any time during the year if the Audit Committee believes that such a change would be in the best interests of the Company and our stockholders.

A representative of BPM is expected to be present at the annual meeting, with the opportunity to make a statement if the representative desires to do so, and is expected to be available to respond to appropriate questions.

The following table sets forth the aggregate fees billed to us by BPM for the years ended December 31, 2012 and 2011:

	2012	2011
Audit Fees (1)	$72,000	$102,000
Audit-Related Fees (2)	48,000	48,000
Tax Fees	—	—
All Other Fees (3)	14,000	51,499
Total	$134,000	$204,499

(1)	Comprised of the audit of our annual financial statements.
(2)	Comprised of the reviews of our quarterly financial statements.
(3)	Comprised of the audit of our 401(k) plan and other audit-related consultation services.

The Audit Committee reviews and pre-approves all proposed audit and non-audit engagements and related fees of BPM. In addition, any audit and non-audit fees for newly proposed professional services to be provided by BPM that arise during the year, or changes to previously approved BPM work, are reviewed and approved in advance of commencement of such services by the Audit Committee at their regularly scheduled meetings throughout the year. Should a situation arise that requires approval between meetings, the Audit Committee has delegated authority to its Chairman to authorize such pre-approval and to report on same at the following regularly scheduled meeting. The Audit Committee has the authority to grant pre-approval of audit and non-audit services to one or more designated members of the Audit Committee who are independent directors. Any such delegation shall be presented to the full Audit Committee at its next scheduled meeting.

Recommendation of the Board of Directors

THE BOARD OF DIRECTORS OF THE COMPANY RECOMMENDS A VOTE “FOR” THE APPOINTMENT OF BURR PILGER MAYER, INC. AS THE COMPANY’S INDEPENDENT AUDITORS FOR THE YEAR ENDING DECEMBER 31, 2013.   Approval of this proposal requires the affirmative vote of a majority of the votes cast on the proposal at the Annual Meeting. Broker non-votes will be counted as present for purposes of determining the presence of a quorum but will not have any effect on the outcome of the proposal. Abstentions will have the same effect as a vote against the proposal.

REPORT OF THE AUDIT COMMITTEE

In discharging its oversight responsibility as to the audit process for 2012, the Audit Committee obtained from the independent registered public accounting firm a formal written statement describing all relationships between the independent registered public accounting firm and the Company that might bear on the independent registered public accounting firm’s independence consistent with Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees) as adopted by the Public Company Accounting Oversight Board in Rule 3600T, discussed with the independent registered public accounting firm any relationships that may impact their objectivity and independence and satisfied itself as to the independent registered public accounting firm’s independence. The Audit Committee also discussed with management and the independent registered public accounting firm the quality and adequacy of the Company’s internal controls. The Audit Committee reviewed with the independent registered public accounting firm their audit plan and audit scope.

The Audit Committee discussed and reviewed with the independent registered public accounting firm all communications required by generally accepted auditing standards, including those described in Statement on Auditing Standards No. 61, as amended (Communication with Audit Committees), as adopted by the Public Company Accounting Oversight Board in Rule 3200T and, with and without management present, discussed and reviewed the independent registered public accounting firm’s examination of the financial statements.

The Audit Committee reviewed the audited financial statements of the Company, as of and for the year ended December 31, 2012, with management and the independent registered public accounting firm. Management has the responsibility for the preparation of the Company’s financial statements and the independent registered public accounting firm has the responsibility for the examination of those statements.

Based on the above-mentioned review and discussions with the independent registered public accounting firm, the Audit Committee recommended that the Company’s audited financial statements be included in its Annual Report on Form 10-K for the year ended December 31, 2012, as filed with the Securities and Exchange Commission (the “SEC”), on March 28, 2013. The Audit Committee recommended and approved the reappointment of the independent registered public account firm.

Respectfully submitted,

Ed Bernstein
Mark L. Kalow
Edward Roffman

PROPOSAL NO. 6
ADVISORY VOTE ON THE APPROVAL OF EXECUTIVE COMPENSATION

The Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 and Section 14A of the Securities Exchange Act of 1934 entitle the Company’s stockholders to vote to approve, on an advisory basis, the compensation of the Company’s Named Executive Officers as disclosed in this Proxy Statement pursuant to the Securities and Exchange Commission’s rules.

As described in detail in this Proxy Statement the Company’s executive compensation programs are designed to (1) align executive officers' interests with those of the Company’s stockholders (2) attract, motivate and retain executive officers, and (3) reward the achievement of annual, long-term and strategic goals of the Company  short-term and long-term performance goals. The Company’s executive officers are rewarded for the achievement of specific financial operating goals established by the Compensation Committee and the realization of increased stockholder value.

The Compensation Committee continually reviews the compensation programs for the Company’s executive officers to ensure they achieve the desired goals of aligning the Company’s executive compensation structure with the Company’s stockholders' interests and current market practices.

The Company is asking the Company’s stockholders to indicate their support for the Company’s Named Executive Officer compensation as disclosed in this Proxy Statement. This proposal, commonly known as a "say-on-pay" proposal, gives the Company’s stockholders the opportunity to express their views on the Company’s executive compensation. This vote is not intended to address any specific item of compensation, but rather the overall compensation of the Company’s Named Executive Officer and the philosophy, policies and practices described in this Proxy Statement. Accordingly, the Company will ask its stockholders to vote "FOR" the following resolution at the Annual Meeting:

"RESOLVED, that the compensation paid to the Company’s Named Executive Officer, as disclosed in the Company’s Proxy Statement for the 2013 Annual Meeting of Stockholders pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, compensation tables and narrative discussion, is hereby APPROVED."

The say-on-pay vote is advisory, and therefore not binding on the Company, the Compensation Committee or the Company’s Board. The Company’s Board and the Company’s Compensation Committee value the opinions of the Company’s stockholders and to the extent there is any significant vote against the Named Executive Officer compensation as disclosed in this Proxy Statement, the Company will consider the Company’s stockholders' concerns and the Compensation Committee will evaluate whether any actions are necessary to address those concerns.

Recommendation of the Board of Directors

        THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR APPROVAL OF THE COMPENSATION OF THE  NAMED EXECUTIVE OFFICERS AS DESCRIBED UNDER THE HEADING "SUMMARY COMPENSATION TABLE," AND THE RELATED DISCLOSURES CONTAINED IN THIS PROXY STATEMENT

PROPOSAL NO. 7

ADVISORY VOTE ON THE FREQUENCY OF HOLDING AN ADVISORY VOTE ON EXECUTIVE COMPENSATION

In addition to the advisory approval of the Company’s executive compensation program, the Company is also holding a non-binding advisory vote by stockholders on the frequency with which stockholders would have an opportunity to hold an advisory vote on the Company’s executive compensation program. The Company has included this proposal among the items to be considered at the Annual Meeting pursuant to the requirements of Section 14A of the Securities Exchange Act of 1934. The Company is providing stockholders the option of selecting a frequency of one, two or three years, or abstaining. For the reasons described below, the Company recommends that the Company’s stockholders select a frequency of three years.

While the Company’s executive compensation program is designed to support long-term value creation, in recent years the Company has conducted in-depth reviews of the Company’s executive compensation in the past and plans on reviewing its executive compensation program utilizing outside consultants every three years on an ongoing basis. Accordingly, a vote every three years will coincide with this more detailed review and an every three-year vote will allow for the highest level of accountability and direct communication between the Company and its stockholders. The Company therefore recommends that the Company’s stockholders select "Three Years" when voting on the frequency of advisory votes on executive compensation. Although the advisory vote is non-binding, the Company’s Board will review the results of the vote and take them into account in making a determination concerning the frequency of future advisory votes on executive compensation.

The option of one year, two years or three years that receives the highest number of votes cast by stockholders will be the frequency of the advisory note on executive compensation that has been selected by stockholders. However, because this vote is advisory and not binding on the Board of Directors or the Company, the Board may decide that it is in the best interests of the Company’s stockholders and the Company to hold an advisory vote on executive compensation more or less frequently than the option approved by the Company’s stockholders.

PROPOSAL NO. 8
ADJOURNMENT OF THE MEETING, IF NECESSARY, TO SOLICIT ADDITIONAL PROXIES

Under our Bylaws, any meeting of stockholders, whether or not a quorum is present or has been established, may be adjourned by the affirmative vote of more shares of stock entitled to vote who are present, in person or by proxy, than are voted against the adjournment. No new notice need be given of the date, time or place of the adjourned meeting if such date, time or place is announced at the meeting before adjournment, unless the meeting is adjourned to a date more than 120 days after the date fixed for the original meeting. If we determine that an adjournment of the meeting is appropriate for the purpose of soliciting additional proxies in favor of any proposal being submitted by the Company at the meeting, such adjournment will be submitted for a shareholder vote under Item 6 of the attached Notice of Annual Meeting. We will also use the discretionary authority conferred on our proxy holders by duly executed proxy cards to vote for any other matter as we determine to be appropriate.

Recommendation of the Board of Directors

THE BOARD OF DIRECTORS OF THE COMPANY RECOMMENDS A VOTE “FOR” THE ADJOURNMENT OF THE MEETING, IF NECESSARY IN THE JUDGMENT OF THE PROXY HOLDERS, TO SOLICIT ADDITIONAL PROXIES IN FAVOR OF THE COMPANY’S PROPOSALS IN THIS PROXY STATEMENT.   Approval of this proposal requires the affirmative vote of a majority of the votes cast on the proposal at the Annual Meeting. Broker non-votes will not have any effect on the outcome of the proposal. Abstentions will have the same effect as a vote against the proposal.

EXECUTIVE COMPENSATION

COMPENSATION DISCUSSION AND ANALYSIS

This Compensation Discussion & Analysis (“CD&A”) outlines the Company’s executive compensation programs. It explains the decision making process used by our Compensation Committee, the reasoning behind our executive compensation programs, and the actions the Compensation Committee took related to the compensation of the following executive (our “Named Executive Officers”):

•	Margaret Randazzo — Chief Executive Officer, Chief Financial Officer, Treasurer and Secretary

I.	Overview of Our Compensation Programs

A. Philosophy and Objectives

The Company’s executive compensation programs are based on the following philosophies and objectives:

•
Compensation Should Align with Stockholders’ Interests — The Compensation Committee believes that executives’ interests should be aligned with those of the stockholders. Executives are granted restricted stock and stock options so that their total compensation is tied directly to the same value realized by our stockholders. Executive bonuses are tied directly to the value that the Company gains from an executive’s contribution to the Company’s success as a whole.

•
Compensation is Competitive — The Compensation Committee seeks to provide a total compensation package that attracts, motivates and retains the executive talent that the Company needs in order to maximize its return to stockholders. To accomplish this objective, executive compensation is reviewed annually to ensure that compensation levels are competitive and reasonable given the Company’s level of performance and other comparable companies with which the Company competes for talent.

•
Compensation Motivates and Rewards the Achievement of Goals — The Company’s executive compensation programs are designed to appropriately reward both individual and collective performance that meets and exceeds annual, long-term and strategic goals of the Company. To accomplish this objective, a substantial percentage of total compensation is variable, “at risk”, both through annual incentive compensation and the granting of long-term incentive awards.

B. Compensation Administration

Role of the Compensation Committee

Pursuant to the terms of its charter, the Compensation Committee is responsible for the review and approval of all aspects of our executive compensation program and makes decisions regarding the compensation of our Named Executive Officers, including our Chief Executive Officer. The Compensation Committee’s responsibilities include but are not limited to the following:

•	Reviewing and approving on an annual basis the corporate goals and objectives with respect to the compensation of the Chief Executive Officer and other Named Executive Officers.

•
Evaluating the Chief Executive Officer’s and other Named Executive Officer’s performance at least annually in light of those goals and objectives, and based upon these evaluations reviewing on an annual basis those officers’ annual compensations, including (i) annual base salary level, (ii) annual incentive compensation, (iii) long-term incentive compensation, (iv) employment, severance and change-in-control agreements, if any, and (v) any other compensation, ongoing perquisites or special benefit items.

•
Developing and periodically assessing the Compensation Committee’s compensation policies applicable to the Company’s Chief Executive Officer and other Named Executive Officers and directors, including the relationship of corporate performance to executive compensation.

•
Periodically reviewing and advising the Board concerning both regional and industry-wide compensation practices and trends in order to assess the adequacy and competitiveness of the Company’s compensation programs for the Chief Executive Officer and other Named Executive Officers and directors relative to comparable companies in the Company’s industry.

•
Granting restricted stock, stock option, and other equity-based or incentive awards to the Company’s Named Executive Officers, employees and other individuals under the Company’s stock and incentive compensation plans, including any performance criteria relating to the plans or awards, and otherwise assisting the Board in administering awards under these plans.

•	Reviewing and approving the Company’s employee benefit programs, including reviewing and approving any incentive-compensation and equity-based plans of the Company that are subject to Board approval.

Additional information regarding the Compensation Committee’s responsibilities is set forth in its charter, which is posted on our website at http://ir.westinghousesolar.com/Governance.cfm.

Role of the Chief Executive Officer

Our Chief Executive Officer, Margaret Randazzo, makes recommendations to the Compensation Committee regarding the compensation of our other Named Executive Officers. The Compensation Committee often requests Ms. Randazzo to be present at Compensation Committee meetings where executive compensation and the performance of our Named Executive Officers are discussed and evaluated. Within the framework of the compensation programs approved by the Compensation Committee, Ms. Randazzo may recommend base salary adjustments and make suggestions regarding incentive plan performance measures and equity compensation grants for other Named Executive Officers. Ms. Randazzo does not participate in any discussions or processes concerning his own compensation, and participates in a non-voting capacity in discussions or processes concerning the compensation of the Company’s Named Executive Officers.

C. Program Design

The Compensation Committee uses a simple and straightforward approach in compensating our Named Executive Officers in which base salary, annual incentives and stock options are the principal components. In addition, executives generally participate in the same benefit programs as other full-time employees.

The Company’s executive compensation programs are designed to provide executives with a reasonable level of fixed compensation through base salary and benefits, and an opportunity to earn incentive compensation through the annual and long-term incentive programs based on a mix of individual and Company performance and increases in the value of our stock. The incentive plans are designed to pay well when performance meets or exceeds expectations and pay little or no incentive if performance is below expectations.

As an executive’s level of responsibility increases, the Compensation Committee generally targets a greater portion of the executive’s compensation to be contingent upon performance. For example, the Company’s Chief Executive Officer and the other Named Executive Officers have a higher percentage of compensation at risk (and thus greater upside and downside potential) relative to the Company’s other employees. The Compensation Committee believes this is appropriate because the Named Executive Officers have the greatest influence on the Company’s performance.

D. Compensation Review Process

The Compensation Committee annually reviews compensation for our Named Executive Officers. In making its decisions, the Compensation Committee considers the executive’s role and responsibilities, Company and individual performance, and regional and industry-wide compensation practices and trends. This approach is used to set base salaries, annual incentive opportunities, stock option award levels and the mix of compensation elements.

II.	Components of Compensation

The Company provides four compensation components to Named Executive Officers:

•	Base salary,

•	Cash annual and/or quarterly incentives based on the achievement of specified goals and objectives,

•	Long-term incentive in the form of restricted stock and stock options, and

•	Benefits.

A. Base Salaries

The Company provides its Named Executive Officers a base salary commensurate with their position, responsibilities and experience. The 2012 base salaries, in dollars, for our Named Executive Officer is as follows:

Named Executive Officer	2012 Base Salary
Margaret Randazzo President, Chief Executive Officer, Chief Financial Officer, Secretary and Treasurer (1)	$$225,000

Ms. Randazzo’s salary was $200,000 at the beginning of 2012 and was increased to $225,000 on May 8, 2012, concurrent with her promotion to President and Chief Executive Officer.

B. Annual and Quarterly Incentives

In 2008, the Compensation Committee established the Company’s Executive Bonus Plan (the “Bonus Plan”). Named Executive Officers were to be rewarded bonuses based on whether, in the discretion of the Compensation Committee, the Company met certain revenue and operating income goals that aligned with the business plan to achieve profitability. The Compensation Committee believed that the Bonus Plan was appropriate to motivate the Named Executive Officers to focus on expanding the Company’s business and managing profitability.

Based on the executive compensation review, in 2012, the Compensation Committee established a target incentive of up to 45% of salary for Ms. Randazzo. According to the terms of the Bonus Plan, the Company’s targeted revenue and operation income goals must be achieved before annual incentives are paid. The Named Executive Officers have the opportunity to receive up to 100% of their target incentive at maximum performance.

The Company's actual performance in 2012 did not meet revenue and operation income goals.  The Compensation Committee decided to follow the recommendation of the Chief Executive office and to not award any cash bonuses given the financial results for the year.

C. Long-Term Incentives

The Compensation Committee has elected to grant restricted stock and stock options to the Named Executive Officers and other key employees as the primary long-term incentive vehicle. In making this determination, the Compensation Committee considered a number of factors including: the accounting impact, potential value of restricted stock and stock option grants versus other equity instruments and cash incentives, and the alignment of equity participants with stockholders. The Company determined that grants of restricted stock and stock options:

•	Enhance the link between the creation of stockholder value and executive compensation;

•	Provide an opportunity for equity ownership;

•	Act as a retention tool; and

•	Provide competitive levels of total compensation.

Restrictions on the Named Executive Officer’s shares lapse in equal annual increments over a period of four (4) years commencing one year from the date of grant, as applicable. Each Named Executive Officer is entitled to vote such restricted shares, subject to forfeiture in accordance with the terms of the grant. The stock options granted to the Ms. Randazzo in 2012 have five-year terms and 33.33% of the shares underlying the Named Executive Officers’ options vest in equal annual installments over a period of three years on each anniversary of the grant date.

The Compensation Committee may make grants of equity awards to Named Executive Officers during their regular quarterly meetings or by special meeting during the year. The Compensation Committee reviews Company performance, potential burn rates and dilution levels to create a restricted stock and option pool that may be awarded to employee participants. Grants to the Named Executive Officers were determined by the Compensation Committee after reviewing market data and considering each executive’s performance, role and responsibilities.

The Company does not reprice options if the Company stock price declines after the grant date. The Company does not seek to time equity grants to take advantage of information, either positive or negative, about the Company that has not been publicly disclosed. Option grants are effective on the date the award determination is made by the Compensation Committee and the exercise price of options is the closing market price of Company common stock on the business day prior to the date of the grant or, if the grant is made on a weekend or holiday, on the prior business day.

D. Benefits

Named Executive Officers are eligible to participate in the Company’s standard medical, dental, vision, disability insurance, life insurance plans and other health and welfare plans provided to other full time employees.

Retirement Benefits

The Company’s retirement savings plans help the Company’s employees prepare for retirement. The Company’s objectives with regard to retirement savings plans are to provide benefit levels that are competitive when compared to similarly sized companies within the Company’s general industry and that are designed with simple and straightforward terms to enable participants to maximize the value they receive from such plans.

All of the Company’s Named Executive Officers are entitled to participate in the Company’s 401(k) program.

Employment Agreements and Post Termination Compensation

On May 7, 2012, Margaret Randazzo was appointed as the Company’s interim chief executive officer, president, and secretary. She also continued in her capacity as the chief financial officer. In connection with her appointment as the Company’s interim CEO, the Company entered into an employment agreement pursuant to which the Company will pay Ms. Randazzo an annual gross salary of $225,000 until December 31, 2012 or the earlier closing of the Company’s anticipated merger (the “Merger”) , upon which a reasonably acceptable successor position will be agreed upon between the parties, with a salary of not less than $225,000 on an annual basis, and a target bonus not less than 45% of the base salary. In addition to Ms. Randazzo’s salary as interim CEO, she was also be eligible to participate in the Company’s bonus program (with a target bonus of $100,000, of which 50% would be payable in stock of the Company or a successor employer (valued at the VWAP (Volume Weighted Average Price) for the 10 trading days preceding the consummation of the Merger) and 50% would be payable in cash in the last payroll distribution of December 2012), plus health and other benefits programs. There was no bonus paid to Ms. Randazzo’s for the year ended December 31, 2012, due to the Company’s limited financial resources. On July 18, 2013 the Company terminated its Merger Agreement with CBD and thus, Ms. Randazzo’s employment agreement is no longer in effect.

III.	Limitation on Deductibility of Executive Compensation

Section 162(m) of the Internal Revenue Code denies a publicly held corporation a federal income tax deduction for the compensation of certain executive officers exceeding $1 million per year. “Performance based” compensation is not subject to the limitations on deductibility and the Compensation Committee strives to structure compensation so as to qualify for deductibility. Currently, the Company believes all compensation is deductible. However, the Compensation Committee may authorize compensation that may not be deductible when it deems it to be in the best interest of the Company and its stockholders.

Summary Compensation Table

The following Summary Compensation Table sets forth certain information about the compensation paid, earned or accrued for services rendered to us in all capacities for the years ended December 31, 2012 and 2011 by our President, Chief Executive Officer, and Chief Financial Officer and our other most highly compensated executive officers (our “Named Executive Officers”). We did not have any other executive officers in the year ended December 31, 2012 that were paid or earned compensation in excess of $100,000 for services rendered during such years.

Name and Principal Position	Year	Salary	Stock Awards(1)	Option Awards(1)	All Other Compensation		Total

Margaret Randazzo, President, Chief Executive Officer,	2012	$212,652	$10,633	$—	$1,899	(2)	$225,184
Chief Financial Officer, Secretary and Treasurer	2011	$183,339	$3,200	$85,625	$4,078	(3)	$276,242

(1)
The amounts in this column represent the aggregate grant date fair values of the restricted stock and the option awards granted to the executive in each of the years in accordance with stock compensation accounting. See “Stock Incentive Plan” footnote in the Notes to our Consolidated Financial Statements contained in this Form 10-K, for a discussion of all assumptions made by us in determining the valuation of the equity awards.

(2)	Represents reimbursement of medical insurance.
(3)	Represents $1,383 in matching contributions under the Company’s 401(k) profit sharing plan and $2,695 for reimbursement of medical insurance.

Outstanding Equity Awards at Year-End

The following table sets forth certain information relating to equity awards outstanding as of December 31, 2012 for the Named Executive Officer.

	Option Awards					Stock Awards
Name	Grant Date	Number of Securities Underlying Unexercised Options Exercisable (1) (#)	Number of Securities Underlying Unexercised Options Unexercisable (1) (#)	Option Exercise Price ($/Sh)	Option Expiration Date	Number of Shares of Stock that Have Not Vested (2) (#)	Market Value of Shares or Units that Have Not Vested (2) ($)
Margaret Randazzo	02/01/2009	12,500	—	$7.40	01/31/2014	—	—
	12/04/2009	18,750	—	$4.00	12/03/2014	—	—
	02/01/2009	—	—	$—	—	625	25
	07/26/2010	12,500	6,250	$0.87	07/26/2015	—	—
	07/26/2010	—	—	$—	—	2,500	100
	02/15/2011	20,834	41,666	$2.16	02/14/2016	—	—
	03/01/2012	—	—	$—	02/14/2016	—	—

(1)	Options granted vest over a three-year period beginning on each anniversary of the date of grant.
(2)	Unless otherwise indicated, restricted stock vests as to one-fourth of the shares over a four-year vesting period beginning on each anniversary of the date of grant.

Option Exercises and Stock Vested

The following table sets forth certain information relating to the exercise of stock options and the vesting of stock awards during the year ended December 31, 2012 for each Named Executive Officer.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
Margaret Randazzo	—	$—	28,400	$10,633

Employment Agreements and Post Termination Compensation

On May 7, 2012, Margaret Randazzo was appointed as the Company’s interim chief executive officer, president, and secretary. She also continued in her capacity as the chief financial officer. In connection with her appointment as the Company’s interim CEO, the Company entered into an employment agreement pursuant to which the Company will pay Ms. Randazzo an annual gross salary of $225,000 until December 31, 2012 or the earlier closing of the Merger, upon which a reasonably acceptable successor position will be agreed upon between the parties, with a salary of not less than $225,000 on an annual basis, and a target bonus not less than 45% of the base salary. In addition to Ms. Randazzo’s salary as interim CEO, she was also eligible to participate in the Company’s bonus program (with a target bonus of $100,000, of which 50% would be payable in stock of the Company or a successor employer (valued at the VWAP (Volume Weighted Average Price) for the 10 trading days preceding the consummation of the Merger) and 50% would be payable in cash in the last payroll distribution of December 2012), plus health and other benefits programs. There was no bonus paid to Ms. Randazzo’s for the year ended December 31, 2012, due to the Company’s limited financial resources. On July 18, 2013 the Company terminated its Merger Agreement with CBD and thus, Ms. Randazzo’s employment agreement is no longer in effect.

VOTING SECURITIES AND PRINCIPAL HOLDERS

The following table sets forth information concerning ownership of the Company's Shares, as of July 1, 2013, by (i) each person known by the Company to be the beneficial owner of more than five percent of the outstanding Shares, (ii) each director, (iii) the executive officer and (iv) all directors and executive officers of the Company as a group. Unless otherwise indicated, the Company believes that each stockholder has sole voting power and sole dispositive power with respect to the Shares beneficially owned by them.

Name and Address of Beneficial Owner (1)		Amount and Nature of Beneficial Ownership	Percent of Class (2)
Alpha Capital Anstalt Pradafant 7, Furstentums 9490, Vaduz, Liechtenstein	(3)	7,447,626	9.99%
Brio Capital Master Fund Ltd. 100 Merrick Road, Suite 401W Rockville Centre, NY 11570	(4)	7,447,626	9.99%
Lightway Solar America, Inc. 349 Pierson Ave. Edison, NJ 08837	(5)	2,261,111	3.0%
CBD Energy Limited Suite 2 – Level 2 53 Cross Street Double Bay Sydney, NSW C3 2028	(6)	1,666,667	2.2%
Southridge Partners II LP 90 Grove Street, Suite 206 Ridgefield, CT 06877	(7)	5,571,253	4.5%
Edward L. Bernstein	(8)	146,333	*
Gary Effren	(9)	192,216	*
Mark Kalow	(10)	81,552	*
Ron Kenedi	(11)	157,076	*
Robert F. Kennedy, Jr.	(12)	285,586	*
Ed Roffman	(13)	163,845	*
Margaret Randazzo	(14)	152,.775	*
Executive officer (as defined by Rule 3b-7 of the Securities and Exchange Act of 1934) and directors as a group (7 persons, including the executive officer and directors names above)		1,179,383	1.6%

* Less than 1%

(1)	Unless otherwise indicated, the address for each of the stockholders is c/o Westinghouse Solar, Inc. 1475 S. Bascom Ave. Suite 101, Campbell, CA 95008.
(2)
The applicable percentage of ownership for each beneficial owner is based on 74,476,273 shares of Common Stock outstanding as of July 1, 2013. In calculating the number of shares beneficially owned by a stockholder and the percentage of ownership of that stockholder, shares of Common Stock issuable upon the exercise of options or warrants, or the conversion of other securities held by that stockholder, that are exercisable within 60 days, are deemed outstanding for that holder; however, such shares are not deemed outstanding for computing the percentage ownership of any other stockholder.

(3)
Includes 2,168,936 shares of common stock, as reported in Schedule 13 G/A dated February 28, 2013, and 5,865,212 shares of common stock, in aggregate, that may be obtained upon conversion of outstanding Series B 4% Convertible Preferred Stock (“Series B Preferred”) and outstanding Series D 8% Convertible Preferred Stock (“Series D Preferred”). The holder currently holds 1,128 shares of Series B Preferred and 900 shares of Series D Preferred, which, in aggregate, are convertible into 42,840,440 shares of common stock. The holder also holds Series K Warrants to purchase 861,806 shares of common stock at a price per share of $0.40, and warrants of other series, at various higher exercise prices, to purchase 1,816,631 shares of common stock. The terms of the Series B Preferred and the Series D Preferred and of each series of warrant, include provisions under which they are not convertible or exercisable if, upon conversion or exercise, the holder would then beneficially own in excess of 9.99% of the outstanding shares of common stock.

(4)
Includes 2,168,936 shares of common stock, as reported in Schedule 13 G/A dated February 13, 2013, and 5,865,212 shares of common stock that may be obtained upon conversion of outstanding Series C 8% Convertible Preferred Stock (“Series C Preferred”). The holder currently holds 147 shares of Series C Preferred, which are convertible into 4,888,900 shares of common stock. The terms of the Series C Preferred include provisions under which they are not convertible or exercisable if, upon conversion or exercise, the holder would then beneficially own in excess of 9.99% of the outstanding shares of common stock.

(5)	Information is as of July 1, 2013 and is based on shareholder of record and other information known to the Company.
(6)	Information is as of May 7, 2012 and based on 13D/A filing made with the Securities and Exchange Commission.
(7)
Includes 3,341,258 shares of common stock, as reported in Schedule 13G dated May 15, 2013. The holder currently holds 230 shares of Series D Preferred, which are convertible into 2,300,000 shares of common stock that may be obtained upon conversion of outstanding Series D 8% Convertible Preferred Stock (“Series C Preferred”).

(8)	Includes 28,125 shares of nonqualified stock options which are exercisable for shares of Westinghouse Solar’s common stock within 60 days of July 1, 2013.
(9)	Includes 47,971 shares of nonqualified stock options which are exercisable for shares of Westinghouse Solar’s common stock within 60 days of July 1, 2013.
(10)	Includes 13,370 shares of nonqualified stock options which are exercisable for shares of Westinghouse Solar’s common stock within 60 days of July 1, 2013.
(11)	Includes 24,238 shares of nonqualified stock options which are exercisable for shares of Westinghouse Solar’s common stock within 60 days of July 1, 2013.
(12)	Includes 163,370 shares of nonqualified stock options which are exercisable for shares of Westinghouse Solar’s common stock within 60 days of July 1, 2013.
(13)	Includes 33,125 shares of nonqualified stock options which are exercisable for shares of Westinghouse Solar’s common stock within 60 days of July 1, 2013.
(14)	Includes 2,500 shares of restricted common stock and 118,750 shares of nonqualified stock options which are exercisable for shares of Westinghouse Solar’s common stock within 60 days of July 1, 2013.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), requires the Company’s executive officers, directors and persons who own more than 10% of the Company’s outstanding common stock to file initial reports of ownership and changes in ownership with the Securities and Exchange Commission. Based solely upon a review of Forms 3, 4 and 5 and amendments thereto furnished to the Company by such persons, the Company believes that during the year ended December 31, 2012 all Section 16(a) filing requirements applicable to its executive officers, directors and greater than ten percent beneficial owners were complied with; however, we identified nine filings that were not made on a timely basis. Ed Bernstein, Gary Effren, Mark Kalow, Ron Kenedi, Robert F. Kennedy, Jr., Ed Roffman and Jon Witkin were late filing one Form 4, each with regard to a restricted stock grant and a stock option grant, and Margaret Randazzo and Barry Cinnamon were late filing one Form 4, each with regard to a restricted stock grant.

OTHER MATTERS

Submission of Stockholder Proposals for 2014 Annual Meeting

Stockholder proposals may be included in our proxy materials for an annual meeting so long as they are provided to us on a timely basis and satisfy the other conditions set forth in applicable SEC rules. Any proposals by a stockholder intended to be included in the Company’s proxy statement and form of proxy relating to the 2014 annual meeting of stockholders must be received by the Company no later than April 16, 2014. In accordance with the Company’s bylaws, to be properly brought before such meeting of stockholders any nomination or proposal from a stockholder must be received by the Company not earlier than the close of business on June 21, 2014, the 90th day, nor later than the close of business on July 21, 2014, the 60th day, prior to the first anniversary of the date of the preceding year’s annual meeting as first specified in the notice of meeting (without regard to any postponements or adjournments of such meeting after the notice was first given). Nothing in this paragraph shall be deemed to be an undertaking by the Company to include any matter in its proxy statement and form of proxy relating to the 2014 annual meeting of stockholders, and a stockholder proposal may be omitted from such proxy statement and form of proxy statement pursuant to applicable law. Any stockholder proposal should be delivered to the Company at 1475 South Bascom Ave, Suite 101, Campbell, CA 95008, Attention: President.

Householding of Proxy Materials

Some banks, brokers and other nominee record holders may employ the practice of “householding” proxy statements and annual reports. This means that only one copy of this Proxy Statement and the accompanying Annual Report may have been sent to multiple stockholders residing at the same household. If you would like to obtain an additional copy of this Proxy Statement and the accompanying Annual Report, please send your request to 1475 S. Bascom Ave., Suite 101, Campbell, CA 95008, Attention: President, telephone (408) 402-9400. If you want to receive separate copies of the Company’s proxy statement and annual report in the future, or if you are receiving multiple copies and would like to receive only one copy for your household, you should contact your bank, broker or other nominee record holder.

Other Matters That May Come Before the Annual Meeting

The Board of Directors is not aware of any other matters to be presented for a vote of the stockholders at the Annual Meeting. If, however, any other matter should properly come before the Annual Meeting or any adjournment thereof, the persons named in the accompanying proxy will vote such proxy in accordance with the directions of the Board of Directors, or in the absence of such directions, in their own best judgment.

WESTINGHOUSE SOLAR, INC.
1475 SOUTH BASCOM AVENUE
SUITE 101
CAMPBELL, CA 95008

VOTE BY INTERNET - www.proxyvote.com
Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS
If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

M62217-P42844 KEEP THIS PORTION FOR YOUR RECORDS

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED. DETACH AND RETURN THIS PORTION ONLY

WESTINGHOUSE SOLAR, INC.

The Board of Directors recommends you vote FOR the following:

	For All	Withhold All	For All Except
1. Election of Directors	☐	☐	☐

Nominees:
01) Ed Bernstein
02) Mark Kalow
03) Ron Kenedi
04) Edward Roffman

To withhold authority to vote for any individual nominee(s), mark "For All Except" and write the number(s) of the nominee(s) on the line below.

____

The Board of Directors recommends you vote FOR the following proposals:

The Board of Directors recommends you vote 3 years on the following proposal:

	1 Year	2 Years	3 Years	Abstain
7. To recommend, a three year frequency, by non-binding vote, the frequency of executive compensation votes.	☐	☐	☐	☐

The Board of Directors recommends you vote FOR the following proposal:

For address changes and/or comments, please check this box and write them on the back where indicated. ☐

Please indicate if you plan to attend this meeting. ☐ Yes ☐ No

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:
The Notice and Proxy Statement and Annual Report are available at www.proxyvote.com.

M62218-P42844

WESTINGHOUSE SOLAR, INC.
Annual Meeting of Stockholders
September 19, 2013 at 9:30 a.m. PDT
This Proxy is Solicited by the Board of Directors

The undersigned hereby appoints Margaret Randazzo and Donald C. Blanding, and either of them, as attorneys of the undersigned with full power of substitution, to vote all shares of stock which the undersigned is entitled to vote at the Annual Meeting of Stockholders of Westinghouse Solar, Inc. to be held on September 19, 2013 at 9:30 a.m. PDT, at the Company's principal corporate office located at 1475 S. Bascom Ave., Suite 101, Campbell, CA 95008, and at any continuation or adjournment thereof, with all powers which the undersigned might have if personally present at the meeting.

WHERE NO CONTRARY CHOICE IS INDICATED BY THE STOCKHOLDER, THIS PROXY, WHEN RETURNED, WILL BE VOTED FOR EACH OF THE PROPOSALS AND WITH DISCRETIONARY AUTHORITY UPON SUCH OTHER MATTERS AS MAY PROPERLY COME BEFORE THE MEETING. THIS PROXY MAY BE REVOKED AT ANY TIME PRIOR TO THE TIME IT IS VOTED. PLEASE COMPLETE, DATE AND SIGN THIS PROXY AND RETURN IT PROMPTLY IN THE ENCLOSED ENVELOPE. YOUR VOTE IS IMPORTANT TO THE COMPANY.

Address Changes/Comments: ____

____

(If you noted any Address Changes/Comments above, please mark corresponding box on the reverse side.)

Continued and to be signed on reverse side